Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3/A of United Community Financial Corp. of our report dated March 15, 2013 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of United Community Financial Corp. for the year ended December 31, 2012 and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Cleveland, Ohio

April 26, 2013